Exhibit 99.1

March 11, 2016

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Receives Notice to Proceed on CPV’s Towantic Energy Center

Rockville, Md.  -  Argan, Inc. (NYSE: AGX) today announced that its wholly owned subsidiary, Gemma Power Systems (GPS), has received Notice to Proceed to commence activities under an Engineering, Procurement and Construction Agreement with Competitive Power Venture’s Towantic Energy Center project (“CPV Towantic”) to construct a 785 MW state-of-the-art dual-fuel combined-cycle electric generating facility in Oxford, Connecticut.  Construction on the facility will begin this year with completion scheduled in 2018.

“CPV is to be congratulated for bringing this project to fruition.  CPV is a valued customer and we are pleased with the opportunity to continue our relationship by delivering another great project experience,” said William F. Griffin, Jr., CEO of Gemma Power Systems.

Rainer Bosselmann, Chairman and CEO of Argan, Inc., stated, “We are excited to see our total backlog increase to over $1.5 billion with the addition of CPV’s Towantic Energy Center, when added to our backlog balance at the end of January.  Gemma continues to execute and grow with each new large scale, state of the art power facility it works on.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027